Exhibit 10.1

September 26, 2018

Kevin Barry

2200 S 2200 E

Salt Lake City, UT 54109

Dear Kevin:

I am pleased to extend you an offer to join Stereotaxis as Chief Legal Officer & Secretary reporting to me in my capacity as CEO. Your position will be based out of our St. Louis, MO, facility. This letter outlines the terms of your employment offer with an effective start date prior to mid-November 2018.

Your annualized base salary will be $187,000 payable semi-monthly. In addition, you will be eligible for a target bonus opportunity of 25% of your annual salary. Your bonus opportunity for 2018 will be prorated. I will also recommend that the Board of Directors grant you options to purchase up to 30,000 shares of the Company’s stock. The strike price for the options will be the closing price on the later date of Board approval or your first day of employment. These options will vest 25% after the first year and then monthly thereafter at the rate of 2.0833% per month such that all options are available by the end of 4 years from the date of grant. All shares shall be subject to the other terms and conditions set forth in the Company’s stock option plan and specific option agreement. Such grant is subject to the final approval of the Board of Directors.

You shall be entitled to the standard benefits (see attached benefit summary) made available by the Company from time to time such as medical and dental insurance for you and your family (subject to employee contributions) and paid time off for vacation and sick time (PTO) of fifteen days per year accumulated at a rate of 1.25 days per month.

Stereotaxis is an “at-will” employer, which means that you or Stereotaxis may terminate your employment at any time, with or without cause and without notice. You will be required to execute the Company’s standard At-Will-Employment Agreement and Confidentiality and Non-compete Agreement, which includes provisions relating to arbitration of employment disputes.

As you know, this position is based in St. Louis, MO. As such, you will be expected to relocate to the St. Louis area no later than August, 2019. To facilitate your physical relocation to St. Louis you will be reimbursed for actual relocation expenses incurred up to $25,000. IRS relocation guidelines can be found at https://www.irs.gov/publications/p15. If you voluntarily terminate your employment with Stereotaxis within one (1) year of your completed relocation, you will be required to repay the Company for the full relocation reimbursement.

Stereotaxis, Inc ● 4320 Forest Park Avenue ● Suite 100 ● St. Louis, MO ● 63108 ● (314) 678-6100 ● (314) 678-6300 Fax

By signing this letter, you agree that you are not a party to any employment, non-compete, confidentiality, or other agreements that might be inconsistent with your agreement with Stereotaxis. This offer is contingent upon your completion of the Company’s standard employment application and the Company’s satisfactory completion of its standard background check and drug test. You must also furnish us with proof that you are authorized to work in the US.

Kevin, we welcome you to Stereotaxis and are enthusiastic about working with you to build our company. This letter contains all terms and conditions of the Company’s offer of employment to you and any previous discussions, understandings or agreements are superseded by this letter. If the foregoing terms are acceptable, please indicate your agreement by signing this letter in the space provided below at your earliest convenience, but no later than October 3, 2018.

Sincerely,

David Fischel

CEO

ACCEPTED and AGREED this 30th day of September of 2018.

My starting date will be no later than the 30th day of October, 2018.

/s/ Kevin Barry
Kevin Barry